Exhibit B

SHARE EXCHANGE OPTION AGREEMENT

THIS SHARE EXCHANGE OPTION AGREEMENT (this “Agreement”) is entered into as of March __, 2022, by and among I-PULSE INC., a Delaware corporation (the “Corporation”), ORION MINE FINANCE FUND III LP, a Cayman Island exempted limited partnership, (“Orion”) and Robert Martin Friedland, an individual (“RF”).  The Corporation, Orion and RF hereto are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS the Corporation is the largest shareholder of High Power Exploration Inc., a Delaware corporation (“HPX”);

WHEREAS, the Corporation is also the beneficial owner of 40,500,305 shares of IVNE Common Stock (the “Corporation IVNE Shares”);

WHEREAS, RF, as founder of IVNE, is the beneficial owner of 23,066,078 shares of IVNE Common Stock (the “RF IVNE Shares”);

WHEREAS, pursuant to a subscription agreement dated the date hereof between HPX and Orion (as the same may be amended, supplemented or otherwise modified from time to time, the “HPX Subscription Agreement”), Orion is purchasing 2,257,336 shares of HPX Common Stock (the “HPX Subscription Shares”) at a price of $4.43 per share (the “HPX Subscription Price”);

WHEREAS, as an inducement to Orion entering into the HPX Subscription Agreement, the Corporation wishes to grant Orion an irrevocable option, exercisable in whole and in part, and from time to time, to exchange the HPX Subscription Shares for certain of the Corporation IVNE Shares on the terms and conditions hereinafter set out;

WHEREAS, RF has agreed, should the Corporation not deliver the Corporation IVNE Shares to Orion on the terms and conditions hereinafter set out, to deliver RF IVNE Shares to Orion to ensure the Corporation’s obligations in respect of the delivery IVNE Common Stock to Orion under this Agreement are satisfied.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the Parties, and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
CERTAIN DEFINED TERMS

As used in this Agreement, the following additional terms, not defined elsewhere, have the meanings herein specified:

“Business Day” means any day of the year on which banking institutions in New York, New York, USA are open to the public for conducting business and are not required or authorized to close.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Date” means the date on which the HPX Subscription Shares are exchanged into Exchange Shares pursuant to an exercise by Orion of the Exchange Option in accordance with Article 2 hereof.

“Exchange Shares” means the shares of IVNE Common Stock transferable to Orion pursuant to Article 2 hereof as of any Exchange Date.

“HPX Common Stock” means the common stock, par value $0.01 per share, of HPX.

“HPX Stockholders Agreement” means the Stockholders Agreement of HPX, dated as of March 4, 2021, as the same may be amended, supplemented or otherwise modified from time to time

“IVNE” means Ivanhoe Electric Inc., a Delaware corporation.

“IVNE Common Stock” means the common stock, par value $0.0001 per share, of IVNE.

“IVNE Registration Rights Agreement” means the Registration Rights Agreement of IVNE dated August as of 3, 2021, as the same may be amended, supplemented or otherwise modified from time to time.

“IVNE Stockholders Agreement” means the First Amended and Restated Stockholders Agreement of IVNE, dated as of August 3, 2021, as the same may be amended, supplemented or otherwise modified from time to time.

“Option Termination Date” means the thirtieth day after the Shelf Registration Statement (as defined in the Registration Rights Agreement) has become effective under the Securities Act.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock corporation, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof, or any other entity.

“Qualifying IVNE IPO” means:

(a)          the closing after the date hereof of a sale of newly-issued shares of IVNE Common Stock in a public offering to one or more Persons, as a result of which (i) either (x) the IVNE Common Stock is listed for trading on an internationally recognized stock exchange, including but not limited to the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, Nasdaq, the London Stock Exchange, the Alternative Investment Market of the London Stock Exchange or the Australian Securities Exchange (a “Recognized Stock Exchange”), or (y) IVNE becomes (A) subject to the periodic and current reporting requirements under Section 13 or 15(d) of the Exchange Act, (B) a “reporting issuer” under the securities legislation of any province of Canada, or (C) subject to public company reporting requirements under the rules of any of the Recognized Stock Exchanges on which the IVNE Common Stock is listed for trading, and (ii) the gross proceeds received by IVNE from such sale are not less than $25,000,000; or

(b) any transaction occurring after the date hereof by which a special purpose acquisition company or shell company which is listed on a Recognized Stock Exchange acquires (whether by merger, consolidation, stock purchase or otherwise) all of the outstanding shares of IVNE Common Stock.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ARTICLE 2
EXCHANGE OPTION

2.1          Grant of Exchange Option.

(a)         The Corporation hereby grants Orion the irrevocable right (but not the obligation) (the “Exchange Option”) to exchange the HPX Subscription Shares (and no other shares or securities), in whole or in part, and from time to time, upon completion of a Qualifying IVNE IPO or at any time thereafter but in any event prior to the Option Termination Date, for a number of Exchange Shares equal to: (x) the number of HPX Subscription Shares to be so exchanged on the applicable Exchange Date, as set out in the Exchange Election (as defined below), multiplied by the HPX Subscription Price divided by (y) a price per share (the “Exchange Price”) equal to (A) 90% of the gross price per share at which IVNE Common Stock is sold in the Qualifying IVNE IPO, if the Qualifying IVNE IPO occurs on or before September 30, 2022; (B) (B) 85% of the gross price per share at which IVNE Common Stock is sold in the Qualifying IVNE IPO, if the Qualifying IVNE IPO occurs on or after October 1, 2022 but on or before December 31, 2022; or (C) 80% of the gross price per share at which IVNE Common Stock is sold in the Qualifying IVNE IPO, if the Qualifying IVNE IPO occurs on or after January 1, 2023. If, in the case of a Qualifying IVNE IPO described in clause (b) of the definition thereof, such gross price per share is not readily identifiable, then such gross price per share shall be deemed to equal the average of the last reported per share sale price of the successor entity’s common stock on the public securities market on which it is primarily traded for the twenty (20) consecutive trading days immediately prior to the closing date of such Qualifying IVNE IPO; provided, however, that if no sales of such common stock occurred on any such trading day, the mean between the closing “bid” and “asked” per share prices for such common stock on such trading day shall be used in lieu of the last reported per share sale price for such trading day.

(b)          The Exchange Option may be exercised by Orion delivering written notice to the Corporation, on or prior to the Option Termination Date, in the form as set forth on Schedule A attached hereto (the “Exchange Election”) not less than five (5) Business Days or more than 10 Business Days before the applicable Exchange Date for such exchange. An Exchange Election made by Orion shall be irrevocable once delivered to the Corporation, except in the case of an Exchange Election delivered to the Corporation prior to the closing of the Qualifying IVNE IPO and if such case, if the Qualifying IVNE IPO does not close then the Exchange Election so delivered shall be considered null and void and of no force or effect and the Exchange Option shall be thereupon reinstated automatically and without the need for any action by either party.

(c)         If Orion has provided to the Corporation an Exchange Election under Section 2.1(b), the Corporation shall, no later than five (5) Business Days after the applicable Exchange Date, provide Orion with written confirmation of the exchange of the HPX Subscription Shares (in whole or in part, as set forth in the Exchange Election) into Exchange Shares in accordance with Section 2.1(a), specifying the HPX Subscription Shares that were exchanged, the Exchange Price, the number of Exchange Shares for which such HPX Subscription Shares were exchanged, and the Exchange Date, and requesting Orion to surrender the HPX Subscription Shares (in whole or in part, as applicable) to the Corporation in the manner and at the place designated in such notice. Orion agrees to deliver the HPX Subscription Shares (in whole or in part, as applicable) to the Corporation not later than five (5) Business Days after its receipt of such notice. From and after any Exchange Date pursuant to this Section 2.1(b), the number of HPX Subscription Shares specified in the applicable Exchange Election shall be deemed to have been exchanged into Exchange Shares, whether or not the applicable HPX Subscription Shares are delivered to the Corporation as set forth in this sentence. From and after any such Exchange Date, Orion shall be treated for all purposes as the record holder of the Exchange Shares for which the number of HPX Subscription Shares specified in the applicable Exchange Election has been exchanged in accordance with this Section 2.1(b), and Orion shall be entered into the register of holders of IVNE Common Stock effective as of such Exchange Date and the Corporation shall promptly provide (or cause to be provided) to Orion evidence of same.

2.2         Fractional Interests.; Effect of Exchange. In lieu of the Corporation transferring or otherwise conveying any fractional securities to Orion upon any exchange for Exchange Shares, the Corporation shall have the option of paying to Orion an amount equal to the product obtained by multiplying the Exchange Price by the fraction of the security not issued, but provided such amount is at least equal to ten dollars ($10) and if not, then such amount less than ten dollars ($10) shall not be paid or payable and such fractional security shall be cancelled.

2.3          Delivery of Exchange Shares.

(a)        Orion understands and acknowledges that the Exchange Shares to be conveyed to Orion upon exchange for all or a portion of the HPX Subscription Shares are owned by the Corporation. The Corporation and Orion agree to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by IVNE’s transfer agent for the IVNE Common Stock for the carrying out or performing of the provisions of Section 2.1(b) and this Section 2.3.

(b)          As soon as reasonably practicable after any Exchange Date, the Corporation shall deliver to Orion a certificate or certificates evidencing the Exchange Shares deliverable to Orion in connection with such exchange. Orion understands and acknowledges that all certificates representing Exchange Shares, as well as all certificates delivered in exchange for or in substitution of the foregoing securities, until such time as the same is no longer required under applicable requirements of the Securities Act or any other applicable securities laws, shall bear the legends required by such laws.

(c)          The delivery of certificates evidencing Exchange Shares in connection with any exchange of the applicable HPX Subscription Shares shall be made without charge to Orion for any transfer, stamp or similar tax in respect thereof or other out-of-pocket expense incurred by the Corporation in connection with such exchange and delivery of such Exchange Shares; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any delivery of Exchange Shares to any Person other than Orion or any withholding, income or similar tax due by or with respect to Orion in connection with such Exchange Shares or as a result of such exchange. The Corporation shall not be required to make any such delivery of such certificates unless and until Orion or other Person otherwise entitled to such delivery has paid the amount of any tax payable by it pursuant to the proviso in the immediately preceding sentence or has established, to the satisfaction of the Corporation, that no such tax is payable.

2.4       Adjustment for Merger or Reorganization, etc. Notwithstanding anything in this Agreement to the contrary, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving IVNE (including, without limitation, a Qualifying IVNE IPO described in clause (b) of the definition thereof) in which the IVNE Common Stock is converted into or exchanged for securities, cash or other property then, upon any exchange of all or a portion of the HPX Subscription Shares concurrently with or following any such reorganization, recapitalization, reclassification, consolidation or merger, Orion shall be entitled to receive (in lieu of the Exchange Shares for which such number of HPX Subscription Shares was exchangeable prior to such event) the kind and amount of securities, cash or other property which Orion would have been entitled to receive if (a) such number of HPX Subscription Shares had been exchanged for the number of Exchange Shares that Orion would otherwise have been entitled to receive, as determined by reference to the Exchange Price and (b) immediately after giving effect to such exchange, the number of Exchange Shares determined pursuant to clause (a) above had been sold, exchanged or otherwise disposed of by Orion in accordance with the terms of such reorganization, recapitalization, reclassification, consolidation or merger (such securities, cash and other property, the “Alternative Exchange Consideration”). In the event any such event occurs, the Corporation shall make such equitable adjustments in the application of the provisions of this Article 2 as it determines are appropriate with respect to the rights and interests thereafter of Orion, to the end that the provisions set forth in this Article 2 shall thereafter be applicable, as nearly as reasonably may be, in relation to the Alternative Exchange Consideration thereafter deliverable upon the exchange of all or any number of the HPX Subscription Shares.

2.5       Guarantee. In the event the Corporation does not deliver any of the Exchange Shares to Orion in respect of an Exchange Election in accordance with the provisions set forth in this Article 2, RF agrees to deliver such number of RF IVNE Shares to Orion as is necessary to ensure such Exchange Election is properly completed, in exchange for HPX Subscription Shares on substantially the same terms and in substantially the same manner as is set out in the provisions of this Article 2.

ARTICLE 3
CERTAIN REPRESENTATIONS; COVENANTS

3.1          Corporate Authority. All corporate action on the part of the Corporation’s directors necessary for the authorization, execution and delivery of, and the performance of all obligations of the Corporation under, this Agreement has been taken. This Agreement has been duly executed and delivered by the Corporation, and constitutes a valid and legally binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as may be limited by (A) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (B) the effect of laws governing the availability of equitable remedies.

3.2          No Conflict. The completion of the transactions contemplated by this Agreement does not conflict with, and does not result in a breach of any of the terms, conditions, or provisions of, the constitutive documents of the Corporation or any material agreement or instrument to which the Corporation or any subsidiary of the Corporation is a party.

3.3        Title to Corporation IVNE Shares. The Corporation is the beneficial owner of all of the Corporation IVNE Shares, free and clear of all encumbrances other than those restrictions imposed by the IVNE Stockholders Agreement, and, if applicable, Section 2.7 of the IVNE Registration Rights Agreement, and any lock-up agreement entered into by the Corporation in connection with a Qualifying IVNE IPO, the lock-up period under which shall not exceed 180 days from the effective date of the registration statement for a Qualifying IVNE IPO.

3.4          Number of Exchange Shares. The Corporation covenants and agrees that so long as this Agreement remains in force, it shall retain beneficial ownership of such number of Corporation IVNE Shares as is necessary to be able to deliver the required number of Exchange Shares to Orion in accordance with the provisions of Article 2 hereof

3.5         Title to HPX Subscription Shares.  Orion agrees that any HPX Subscription Shares exchanged for Exchange Shares hereunder shall, at the time of such exchange, be beneficially owned by Orion, free and clear of all encumbrances other than those restrictions imposed by the HPX Stockholders Agreement.

ARTICLE 4
STATUS; RESTRICTIONS ON TRANSFER

4.1          Status of Agreement. This Agreement does not confer upon Orion any right to vote or to consent or to receive notice as a stockholder of the Corporation or IVNE in respect of any matters whatsoever, or any other rights or liabilities as a stockholder of the Corporation or IVNE, prior to the exchange for Exchange Shares.

4.2          Restrictions on Transferability; Piggyback Registration Rights.

(a)          By accepting this Agreement, Orion hereby acknowledges and confirms that any Exchange Shares issuable pursuant to this Agreement shall be subject to the restrictions on transfer set forth or described in the IVNE Stockholders Agreement and any lock-up agreement entered into by the Corporation in connection with a Qualifying IVNE IPO, the lock-up period under which shall not exceed 180 days from the effective date of the registration statement for a Qualifying IVNE IPO. The Corporation covenants and agrees to use its best efforts to obtain any consent or waiver required under such agreements if required to give effect to the exchange of Exchange Shares. Orion acknowledges that the obligations of the Corporation hereunder are conditioned upon obtaining any such consents or waivers, if required at the time Orion delivers an Exchange Election

(b)          Prior to the effective date of a Qualifying IVNE IPO, the Corporation shall cause IVNE to provide Orion with piggyback registration rights entitling Orion to register the Exchange Shares under the Shelf Registration Statement. Such piggyback registration rights may be created by an amendment to the IVNE Stockholders Agreement or in such other manner as the Corporation and Orion shall mutually agree.

ARTICLE 5
MISCELLANEOUS PROVISIONS

5.1         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall serve as an original of the Party executing the same, but all of which shall constitute but one and the same Agreement.

5.2         Binding Agreement. This Agreement shall be binding upon the Parties hereto, their heirs, administrators, executors, successors and assigns, and the Parties hereto do covenant and agree that they themselves and their heirs, executors, administrators, successors and assigns shall execute any and all instruments, releases, assignments, and consents that may be required of them in accordance with the provisions of this Agreement.

5.3         Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

5.4          Other Interpretive Matters. For purposes of this Agreement, (a) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded, and if the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day, (b) unless the context otherwise requires, all references in this Agreement to any “Article,” “Section” or “Schedule” are to the corresponding Article, Section or Schedule of this Agreement, and (c) the word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

5.5         Singular and Plural. As used herein, the singular shall include the plural, the plural shall include the singular and any use of the male or female gender shall include the other gender, all wherever the same shall be applicable and when the context shall admit or require.

5.6        Enforceability. The determination by a court of competent jurisdiction that any particular provision of this Agreement is unenforceable or invalid shall not affect the enforceability of or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had never been part hereof and were omitted herefrom. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.7       Waivers. Any waiver, permission, consent or approval of any kind or nature by any Party hereto, of any breach or default under this Agreement, or any waiver of any provision of this Agreement by any Party hereto, must be in writing and shall be effective only in the specific instance and for the specific purpose given, and shall be effective only to the extent in such writing specifically set forth, and the same shall not operate or be construed as a waiver of any subsequent breach, default, provision or condition of this Agreement by any Party hereto, including the Party to whom originally given.

5.8        Amendments. This Agreement may only be amended, amended and restated, modified or waived in whole or in part only in writing and signed by each of the Parties.

5.9        Notices. Any notice required or permitted hereunder shall be given in writing, addressed to the notice recipient at the address shown on Schedule B hereto. If the Corporation is the notice recipient, the notice shall be copied via email to the Corporation’s Corporate Secretary at the email address noted on Schedule B. The notice shall be sent by first class mail, postage prepaid, return receipt requested, by nationally recognized overnight parcel delivery service for next day delivery by facsimile or other electronic communication; or by hand delivery with a receipt confirmation requested. Notice given in accordance with this paragraph shall be presumed to have been delivered and received three (3) Business Days after mailing if sent by first class mail, one (1) Business Day after mailing if sent for next day delivery by overnight parcel delivery service, and on the day of delivery (or if such day is not a Business Day, the next Business Day) if by facsimile or other electronic communication or hand delivered.

5.10      Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the Parties hereto, oral or written, with respect to the subject matter hereof.

5.11        Assignment of Rights. No Party may assign any of its rights under this Agreement to another Person without the prior written consent of the other Parties.

5.12       Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the Parties.

5.13        Currency. Unless otherwise specified, all references to dollars or ($) in this Agreement shall be in terms of United States dollars.

5.14       Stock Splits, Etc. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination, recapitalization of shares or membership interests or other similar transaction occurring after the date of this Agreement.

5.15       Remedies. Each Party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. All Parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

5.16        Governing Law. This Agreement shall be deemed to be a contract governed by the laws of the State of Delaware and shall for all purposes (whether in contract or in tort) be construed in accordance with the laws of such state, without reference to the conflicts of laws provisions thereof.

5.17       Submission to Jurisdiction. The Parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware sitting in New Castle County over any action or proceeding arising out of or relating to this Agreement, and each Party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The Parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the Parties hereto hereby irrevocably consents to process being served by any Party any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 5.9.

5.18        Representations and Warranties. Each Party hereto represents and warrants to each other Parties hereto that (a) it is authorized to execute this Agreement, (b) it has full power and authority to enter into this Agreement and perform its obligations hereunder, (c) this Agreement is duly executed and delivered by it and constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, and (d) it has full knowledge of the terms of this Agreement and has consented to this Agreement.

5.19      Termination of Rights. All of the rights granted under this Agreement to Orion, and all of the obligations under this Agreement of the Corporation and RF will immediately terminate and no longer apply at such time as Orion ceases to hold any of the HPX Subscription Shares.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Parties have caused this Share Exchange Option Agreement to be executed, by their duly authorized officers or agents where applicable, as of the same day and year first above written.

I-PULSE INC.

By:
Name:	Laurent Frescaline
Title:	CEO

ROBERT MARTIN FRIEDLAND

[Signature Page to Share Exchange Option Agreement]

ORION MINE FINANCE FUND III LP

By: Orion Mine Finance GP III LP, its general partner
By: Orion Mine Finance GP III LLC, its general partner

By:
Name:
Title:

[Signature Page to Share Exchange Option Agreement]

SCHEDULE A
FORM OF EXERCISE ELECTION

I-PULSE INC.
606 – 999 Canada Place
Vancouver, BC V6C 3E1
Canada
Attention: Corporate Secretary

RE: Exchange for Exchange Shares

Ladies and Gentlemen:

This notice is given to I-Pulse Inc., a Delaware corporation (the “Corporation”), pursuant to Section 2.1(b) of the Share Exchange Option Agreement dated March __, 2022 entered into between the Corporation, Orion Mine Finance Fund III LP (“We”) and Robert Martin Friedland (the “Agreement”). Terms not otherwise defined herein have the meanings attributed to them in the Agreement.

We hereby elect to exchange _________________ HPX Subscription Shares for Exchange Shares pursuant to Article 2 of the Agreement.

This Exchange Election shall be irrevocable.

IN WITNESS WHEREOF, the undersigned has executed this Exchange Election on this  ____ day of ____________, 202__.

ORION MINE FINANCE FUND III LP

By:	Orion Mine Finance GP III LP, its general partner
By:	Orion Mine Finance GP III LLC, its general partner

By:
Name:
Title:

SCHEDULE B
LIST OF NOTICE RECIPIENTS

I-PULSE INC.

Address:  c/o 93-95 Gloucester Place, London W1U 6JQ, UK
Attn:  CFO
Email:  Petro.M@ipulse-group.com

ROBERT MARTIN FRIEDLAND

Address:  c/o Ivanhoe Electric Inc. 606-999 Canada Place, Vancouver BC  V6C 3E1, Canada
Attn: Secretary
Email:  sam@ivancorp.net

ORION MINE FINANCE FUND III LP

Address:  PO Box 309, Ugland House, Grand Cayman, KY1-1104
Attn: Jeffery Feeley
Email: Notices@Orionrp.com